Exhibit 10.8

Credit Agreement

This agreement dated as of October 26, 2022 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the "Bank"), whose address is 420 Throckmorton St, Floor 04, Fort Worth, TX 76102-3700, and TANDY LEATHER FACTORY, INC. ( the "Borrower"), whose address is 1900 S East Loop 820, Fort Worth, TX 76140.

1.	Credit Facilities.

1.1
Scope. This agreement, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement, governs the Credit Facilities as defined below. The Bank has established procedures for the Borrower to obtain advances under any Credit Facilities. Any other procedures that the Bank agrees to regarding obtaining advances, including automatic loan sweeps, shall not change the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this agreement, the following terms have the following respective meanings:

A.          "Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with, another Person.

B.         "Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

C.         "Collateral" means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

D.         "Credit Facilities" means all extensions of credit from the Bank to the Borrower, existing or extended with this agreement, or hereafter arising.

E.        "Distributions" means all dividends and other distributions (whether in cash, securities or other property) with respect to any Equity Interests in the Borrwer, other than salary, bonuses, and other compensation for services expended in the current accounting period.

F.          "Equity Interests" means equity ownership interests in a business or not for profit entity, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

G.	"Equity Owner" means an owner of any Equity Interests.

H.          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

I.          "Legal Requirement" means any law, order, Sanctions, regulation (or interpretation of any of the foregoing) of any federal, state or local governmental authority or self regulatory organization having jurisdiction over the Bank, any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

J.        "Liabilities" means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

K.         "Lien" means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

L.	"Maintenance Capital Expenditures" means an amount equal to 50% of depreciation expense.

M.         "Net Income" means net income under GAAP, but excluding extraordinary or non-recurring items, as reasonably determined by the Bank.

N.          "Notes" means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

O.        "Obligor" means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities, and any Person providing Collateral.

P.         "Organizational Documents" means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person including all amendments, and modifications.

  Q.          "Person" means any individual, business or other entity, or any governmental authority.

R.          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

S.        "Rate Management Transaction" means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

T.          "Related Documents" means this agreement, and any other instrument or document executed in connection with this agreement or with any of the Liabilities.

U.          "Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, and (b) if the Borrower has operations outside of the United States, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

V.          "Sanctioned Country" means, at any time, a country, region or territory which is the subject or target of any Sanctions.

W.        "Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, and (ii) if the Borrower has operations outside of the United States, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanction.

X.         "Subsidiary" means, as to any particular Person (the "parent"), a Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person of which fifty percent (50%) or more of the Equity Interests is directly or indirectly owned, controlled or held, by the parent or by any Person or Persons controlled by the parent, either alone or together with the parent.

2.2
Interpretations. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. The provisions of this agreement shall control in the event of any conflict or inconsistency between this agreement and the provisions of any other Related Documents. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document. Whenever the Bank's determination, consent, or approval is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, such decision shall be in the sole discretion of the Bank.

2.3
Borrowers Generally. As used in this agreement and the Related Documents, "Borrower" means any borrower individually, or all borrowers collectively, as the context may require. For the avoidance of doubt,

(a)          the fees, facility amounts, payment amounts, and dollar thresholds and limitations are intended to apply in the aggregate for all borrowers (provided that letter of credit fees shall be payable with respect to each letter of credit, if applicable);

(b)          all actions agreed to be taken by (i) any borrower with respect to its property or accounts shall be taken by such borrower and (ii) any group of borrowers with respect to their joint property or accounts shall be taken by such group of borrowers;

(c)          all grants to the Bank made by each borrower are made with respect to its respective property or interest therein, real and personal;

(d)      all agreements, covenants, representations and warranties, waivers, consents, acknowledgements, appointments, authorizations, releases, ratifications, affirmations or reaffirmations, and requests for advances made in or under this agreement or any Related Document are made by each borrower for itself and its own rights and property, as applicable and unless otherwise expressly specified in this agreement;

(e)          all certifications made by any borrower to the Bank on behalf of and with respect to the Borrower are made on behalf of and with respect to all borrowers;

(f)           the Bank may exercise its remedies, whether contractual, by law, in equity or otherwise, (i) against the property of any borrower as a result of a breach by any Obligor and (ii) against the property of all or fewer than all of the borrowers, in each case in the Bank's sole discretion;

(g)         knowledge of any borrower constitutes knowledge of the Borrower for all purposes of this agreement and the Related Documents;

(h)          the unenforceability of this agreement or any Related Document against any borrower does not affect the enforceability of this agreement or such Related Document, as applicable, against any other borrower party hereto or thereto; and

(i)           (i) the financial statements delivered under this agreement shall be the consolidated financial statements of the borrower that is the parent entity of the consolidated group of entities, (ii) the officer executing compliance certificates and borrower base certificates, as and to the extent otherwise required under this agreement, shall be an officer of the borrower that is the parent entity of the consolidated group and (iii) references in this agreement and the Related Documents to the fiscal year of the Borrower shall mean the fiscal year of the borrower that is the parent entity of the consolidated group, in each case if applicable and unless otherwise expressly specified in this agreement.

Each borrower agrees that notices and demands made by the Bank to or upon any borrower in accordance with this agreement or any of the Related Documents constitutes notice or demand, as applicable, made by the Bank to or upon all borrowers on the date received by such borrower.

3.	Conditions Precedent to Extensions of Credit.

3.1	The following conditions must be satisfied before any extension of credit governed by this agreement must be made by the Bank:

A.         Representations. The Borrower and any other parties, represent that all statements and information contained in the Related Documents is true and accurate as of the date of the request for credit;

B.         No Event of Default. There has been no default, event of default or event that would constitute a default or event of default (pending giving of notice or a lapse of time or both), of any provision of this agreement, the Notes or any other Related Documents or would result from the extension of credit;

C.         Loan Documents. The Notes, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents have been delivered to the Bank in form and substance satisfactory to the Bank;

D.       Organizational and Authorizing Documents. The Organizational Documents and all certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of the Borrower or any Obligor to execute and deliver the Notes and Related Documents (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs, and (iv) have been delivered to the Bank in a form and substance satisfactory to the Bank; and

E.         No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1
Insurance. Maintain insurance with financially sound and reputable insurers, that are satisfactory to the Bank. The insurance will cover its Property and business against those casualties and contingencies and in the types and amounts according to sound business and industry practices, and furnish to the Bank, upon request, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2	Financial Records. Maintain proper books and records according to GAAP, that are consistent with financial statements previously submitted to the Bank.

4.3
Inspection. Permit the Bank, and its agents to: (a) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, and financial condition with the Borrower's or its Subsidiaries' officers and accountants, at times and intervals as the Bank reasonably determines; (b) perform audits, appraisals or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection, appraisal or audit. The Borrower will promptly pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank).

4.4	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person.

4.5	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A.         Within sixty (60) days after and as of the end of each fiscal quarter, the consolidated financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested by the Bank, statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized agents.

B.         Within ninety (90) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing satisfactory to the Bank.

C.         Compliance Certificates. Provide the Bank, together with each financial statement required under this agreement and at such other times as the Bank may request, a Compliance Certificate in form satisfactory to the Bank, certified and executed by Borrower’s chief financial officer, or other officer satisfactory to the Bank. In the event of a conflict between this agreement and the Compliance Certificate, the terms of this agreement shall control.

4.6
Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (1) all existing and threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it, of which it has knowledge, and could materially affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Bank's option to terminate the Credit Facilities; (3) any additions to or changes in the locations of its businesses; and (4) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.7	Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

4.8
Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, and instruments that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien or comply with any Legal Requirement applicable to the Bank or the Credit Facilities.

4.9	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.10	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.11
Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.	Negative Covenants.

5.1	Without the Bank's prior written consent, the Borrower will not and no Subsidiary of the Borrower will:

A.         Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing default under this agreement or any other Related Document and to do so will not cause a default under this agreement or any other Related Document (1) the Borrower may pay Distributions to its Equity Owners, (2) the Borrower may repurchase its Equity Interests so long as the Borrower is in compliance with the Fixed Charge Coverage Ratio requirement set forth in Section 5.2 A and (3) the Borrower may make Distributions, not exceeding $2,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for directors , management or employees of the Borrower and its Subsidiaries.

B.          Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, and (3) indebtedness outstanding as of the date hereof that has been disclosed to the Bank in writing and that is not to be paid with proceeds of borrowings under the Credit Facilities.

C.          Guaranties. Guarantee or otherwise become or remain liable on the undertaking of another, provided that the Borrower may guarantee the lease payment obligations of its Subsidiaries.

D.          Liens. Create or permit to exist any Lien on any of its Property except: existing Liens known to and approved by the Bank; Liens to the Bank; Liens incurred in the ordinary course of business securing current non- delinquent liabilities for taxes, worker’s compensation, unemployment insurance, social security and pension liabilities.

E.          Use of Proceeds. Use any proceeds of the Credit Facilities: (1) for any personal, family or household purpose; (2) for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U; (3) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (4) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permitted for a person required to comply with Sanctions; or (5) in any manner that would result in the violation of any Sanctions.

F.          Business Operations and Continuity of Operations. (1) Engage in any business activities (a) in violation of any Legal Requirement; (b) substantially different from those in which it is presently engaged; (2) fail to maintain its existence, cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, divide, or allocate any assets under any plan of division or similar arrangement, create any series limited liability company, allocate any property to any series, or sell any assets out of the ordinary course of business; (3) enter into or permit to exist any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses; or (5) if the Borrower is an individual, change the name on his/her driver’s license or state issued identification card, as applicable, without notifying the Bank within thirty (30) days of the change, or change the state of his/her principal residence, without notifying the Bank within thirty (30) days of the change.

G.          Limitation on Negative Pledge Clauses. Enter into or permit to exist any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

H.         Conflicting Agreements. Enter into or permit to exist any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

I.          Change in Control. Permit the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

J.          Limitation on Loans, Advances, Investments, and Receivables. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) commercial paper, certificates of deposit, US Treasury or other governmental agency obligations; and (3) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities.

K.       Organizational Documents. Unless at least thirty (30) day prior written notice is provided to the Bank, amend or modify any of its Organizational Documents.

L.        Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

M.	Subsidiaries. Form, create or acquire any Subsidiary.

5.2	Financial Covenants. Without the prior written consent of the Bank, the Borrower will not:

A.         Fixed Charge Coverage Ratio. Permit at any fiscal quarter end its Fixed Charge Coverage Ratio to be less than 1.25 to 1.00. As used in this subsection, the term "Fixed Charge Coverage Ratio" means the ratio of

(a)         Net Income plus income tax expense, amortization expense, depreciation expense, and interest expense, minus Maintenance Capital Expenditures, all computed for the twelve month period then ending, to

(b)          scheduled principal payments made, plus scheduled capital lease payments made, interest expense paid, income tax expense paid, and cash Distributions paid (excluding stock repurchases made by the Borrower during the period commencing September 30, 2021 and ending June 30, 2022), all computed for the same twelve month period then ending.

5.3
Financial Statement Calculations. The financial covenant(s) set forth in Section 5.2 entitled "Financial Covenants", except as may be otherwise expressly provided with respect to any particular financial covenant, shall be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP, provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any financial covenant contained herein, the effects of FASB Accounting Standards Update 2016- 02 (Topic 842) shall be disregarded.

6.	Representations.

6.1
Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is true and correct and shall remain so until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full:

(a)          its name as it appears in this agreement is its exact name as it appears in its most recently filed public organic record and other Organizational Documents,

(b)          the execution and delivery of this agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person,

(c)          this agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid, enforceable and binding agreements, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and by general principles of equity,

(d)         all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, which financial condition has not changed materially and adversely since those dates,

(e)          no litigation, claim, investigation, administrative proceeding or similar action is pending or threatened against it, and no other event has occurred which may materially affect it or any of its Subsidiaries' financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing,

(f)         all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided,

(g)          it is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended,

(h)         there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facilities,

(i)         it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the continued current conduct of its business, and

(j)            there has been no default, event of default or event that would constitute a default or event of default (pending giving of notice or a lapse of time or both), of any provision of this agreement, the Notes or any other Related Documents.

6.2
Representations and Warranties Regarding Anti-Corruption Laws and Sanctions. The Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors, officers or to the knowledge of the Borrower employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No advance, letter of credit, use of proceeds or other transaction contemplated by the Credit Facilities will violate Anti-Corruption Laws or applicable Sanctions.

7.	Default/Remedies.

7.1
Events of Default/Acceleration. If any of the following events occurs, the Notes shall become due immediately, without notice, at the Bank's option, and the Borrower hereby waives notice of intent to accelerate the maturity of the Notes and notice of acceleration of the Notes upon the occurrence of any of the following events:

A.         Any Obligor fails to pay when due any of the Liabilities, or any amount payable with respect to any of the Liabilities, or under any Note, any other Related Document.

B.         Any Obligor or any of its Subsidiaries: (i) fails to observe or perform any term, covenant, condition or agreement of any of the Related Documents or any other agreement, now or hereafter in effect, with the Bank, or any Affiliate of the Bank or their respective successors and assigns; or (ii) makes any materially incorrect or misleading representation to the Bank.

C.         Any Obligor (i) terminates or revokes or purports to terminate or revoke its guaranty or any Obligor's guaranty becomes unenforceable in whole or in part; or (ii) fails to perform promptly under its guaranty.

D.         Any Obligor or any of its Subsidiaries (i) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity; or (ii) fails to pay when due any other debt to any Person (including the Bank), or under any agreement or instrument evidencing other debt to any Person.

E.	There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.

F.          Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

G.	Any Obligor or any of its Subsidiaries: (i) becomes insolvent or unable to pay its debts as they become due;
(ii) makes an assignment for the benefit of creditors; (iii) consents to or commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (iv) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (v) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vi) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

H.          A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or for a substantial part of their respective Property.

I.          Any Obligor or any of its Subsidiaries, without the Bank's prior written consent: (i) liquidates, divides or allocates any assets under a plan of division or similar arrangement, creates any series limited liability company, allocates any property to any series, or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of an Obligor may merge or consolidate with any other Subsidiary of that Obligor, or with the Obligor, so long as the Obligor is the survivor.

J.        Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries and remain undismissed for sixty (60) days after commencement; or any Obligor or any of its Subsidiaries consents to the commencement of those proceedings.

K.        Any judgment is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries or any Collateral.

L.         Any individual Obligor dies, or a guardian or conservator is appointed for any individual Obligor or all or any portion of their respective Property, or the Collateral.

M.        Any material adverse change occurs in: (i) the Property, financial condition, business, assets, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; (ii) any Obligor's ability to perform its obligations under the Related Documents; or (iii) the Collateral.

7.2
Remedies. At any time after the occurrence of a default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, intention to accelerate, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff; and (e) exercise any and all other rights pursuant to any of the Related Documents.

A.         Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank's rights to realize on any Collateral.

B.          Bank’s Right of Setoff. If default shall have occurred, the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special time or demand, provisional or final) at any time held and other obligations at any time owing by the Bank or any Affiliate to or for the credit or the account of any Borrower against any of and all the Liabilities, irrespective of whether or not the Bank shall have made any demand under the Related Documents and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

8.	Miscellaneous.

8.1
Notice. Any notices and demands under or related to this agreement shall be in writing and delivered to the Borrower at its address stated in this agreement and if to the Bank, Manager Wholesale Lending Services, JPMorgan Chase Bank, N.A., 10 S. Dearborn, IL1-1145 (Floor L2), Chicago, IL 60603-2300 with a copy addressed to Elizabeth Connor Pinkley, JPMorgan Chase Bank, N.A., 420 Throckmorton St, Floor 04, Fort Worth, TX 76102- 3700, by one of the following means: (a) by hand; (b) by overnight courier service; or (c) by certified or registered mail. Notice shall be deemed given upon receipt. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2
Statements. The Bank may provide the Borrower with account statements or invoices with respect to any of the Liabilities ("Statements"). Unless otherwise agreed to herein, the Bank is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Liabilities. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Bank of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Bank’s right to receive payment in full at another time.

8.3
No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.4
Integration; Severability. This agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement, the Notes, or the other Related Documents or any provision thereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction.

8.5
Governing Law and Venue. This agreement and (unless stated otherwise therein) all Related Documents shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Texas, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Texas is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6
Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary obligations to the Borrower. The Bank is not to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

8.7
Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the "Indemnified Persons ") harmless for, from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys' fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement ("Claims") to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Liabilities under this agreement or any other Related Documents or the Collateral, including any Claims resulting from any Indemnified Person’s own negligence, except to the limited extent that the Claims are proximately caused by the Indemnified Person's gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.8
Counterparts; Effectiveness. This agreement and any Related Document may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same of such agreement or document. Except as provided in Section 3 entitled "Conditions Precedent to Extensions of Credit", this agreement will become effective when both (1) it has been executed by the Bank and (2) the Bank has received counterparts to this agreement which, when taken together, bear the signatures of each of the other parties hereto.

8.9	Advice of Counsel. The Borrower acknowledges that it has had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.10
Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. The Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.11
Expenses. To the extent not prohibited by law, and regardless of whether the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiating, preparing, making, servicing and collection (in bankruptcy or otherwise) of the Credit Facilities and the realization on any Collateral and any other amounts owed under this agreement or the Related Documents, including without limitation reasonable attorneys' fees and court costs. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.12
Assignments. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Bank. Notwithstanding anything to the contrary in this agreement, the Bank may at any time pledge or assign a security interest in all of any portion of its rights under this agreement to secure obligations of the Bank to a Federal Reserve Bank or a Federal Home Loan Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

8.13
Marketing Consent. The Borrower hereby authorizes the Bank, at Bank's sole expense, and without any prior approval by or compensation to the Borrower, to include the Borrower's name and logo in advertising, marketing, tombstones, case studies and training materials, posted on the Internet (including social media), on the Bank's Intranet, in pitchbooks and materials sent to prospective and existing customers, in newspapers or journals and to give such other publicity to this agreement and any related products and services, as Bank may from time to time determine in its sole discretion.

8.14
Waivers. To the maximum extent not prohibited by applicable Legal Requirements, the Borrower waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Bank's power to pursue; (c) any defense based on any claim that any Obligor's obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. To the extent not prohibited by any Legal Requirement, each Obligor waives (a) all of its rights under Rule 31, Texas Rules of Civil Procedure, Chapter 43 of the Texas Civil Practice and Remedies Code, and Section 17.001 of the Texas Civil Practice and Remedies Code; (b) to the extent it is subject to the Texas Revised Partnership Act ("TRPA") or Section 152.306 of the Texas Business Organizations Code ("BOC"), compliance by the Bank with Section 3.05(d) of TRPA and Section 152.306(b) of BOC; and (c) if the Liabilities are secured by an interest in real Property, all of its rights under Sections 51.003, 51.004, and 51.005 of the Texas Property Code (as amended from time to time).

8.15
The following notice is given pursuant to Texas Finance Code Section 307.052: COLLATERAL PROTECTION INSURANCE NOTICE: (A) THE BORROWER AND EACH OBLIGOR IS REQUIRED TO: (I) KEEP THE COLLATERAL INSURED AGAINST DAMAGE IN THE AMOUNT THE BANK SPECIFIES; (II) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (III) NAME THE BANK AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) THE BORROWER AND EACH OBLIGOR IS REQUIRED TO DELIVER TO THE BANK, UPON REQUEST, A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) IF THE BORROWER OR ANY OBLIGOR FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSE (A) OR (B), THE BANK MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF SUCH PERSON AT SUCH PERSON'S EXPENSE AND SUCH AMOUNTS SHALL BE ADDED TO THE LIABILITIES.

8.16
Confidentiality. The Bank agrees that it will treat information provided by the Borrower or its representatives to the Bank (the "Information") as confidential; provided, however, that the Bank may disclose the Information (a) to its Affiliates and its and its Affiliates’ directors, employees, officers, auditors, consultants, agents, counsel and advisors (such Affiliates and such Persons collectively, "Representatives"), it being understood that its Representatives shall be informed by the Bank of the confidential nature of such Information and be instructed to comply with the terms of this section to the same extent as is required of the Bank hereunder; (b) in response to a subpoena or other legal process, or as may otherwise be required by law, order or regulation, or upon the request or demand of any governmental or regulatory agency or authority having jurisdiction over the Bank or its Representatives or to defend or prosecute a claim brought against or by the Bank and/or its Representatives; (c) to actual and prospective assignees, actual and prospective participants, and actual and prospective swap counterparties, provided that all such participants, assignees or swap counterparties execute an agreement with the Bank containing provisions substantially the same as those contained in this section; (d) to holders of Equity Interests in the Borrower, other than holders of any Equity Interest in a publicly traded company; (e) to any Obligor; and (f) with the Borrower's consent. The restrictions contained in this section shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Bank or its Representatives in breach of this section, or (b) becomes available to the Bank or its Representatives from a source, other than the Borrower or one of its agents, who is not known to the Bank or its Representatives to be bound by any obligations of confidentiality to the Borrower, or (c) was known to the Bank or its Representatives prior to its disclosure to the Bank or its Representatives by the Borrower or one of its agents or was independently developed by the Bank or its Representatives, or (d) was or is, after the date hereof, disclosed (or required to be disclosed) by the Borrower to the Bank or any of its Representatives under or in connection with any existing financing relationship between the Borrower and the Bank or any of its Representatives, the disclosure of which shall be governed by the agreements executed in connection with such financing relationship. Any Person required to maintain the confidentiality of the Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.17
Electronic Signature. Delivery of an executed counterpart of a signature page of this document and any Related Document that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of such document. The words "execution," "signed," "signature," "delivery," and words of like import in or relating to this document and any Related Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Bank to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it. If the Bank agrees to accept any Electronic Signature, it shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the signer(s) without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the signer(s) hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Bank and signer(s) of this document or any Related Document, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this document and any Related Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Bank may, at its option, create one or more copies of this document and any Related Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person's business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this document and any Related Document based solely on the lack of paper original copies of this document and any Related Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Bank for any liabilities arising solely from the Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the signer(s) hereto to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. For purposes of this section, "Electronic Signature" shall mean, an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

8.18
Limitation of Liability. To the extent permitted by applicable law (i) the signer(s) hereto shall not assert, and the signer(s) hereto hereby waives, any claim against the Bank for any liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Related Document, or any agreement or instrument contemplated hereby or thereby, the Credit Facilities or the use of the proceeds thereof; provided that, nothing in this clause shall relieve the Borrower of any obligation it may have to indemnify an Indemnified Person against special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.
WAIVER OF SPECIAL DAMAGES. WITH RESPECT TO THIS AGREEMENT AND ALL RELATED DOCUMENTS, THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.
JURY WAIVER. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

THIS AGREEMENT AND THE OTHER WRITTEN RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Borrower:
TANDY LEATHER FACTORY, INC.

By:

Printed Name	Title

Date Signed:

Bank:
JPMorgan Chase Bank, N.A.

By:

Printed Name	Title

Date Signed:

Timothy Krueger \ CDP-9347090000000 \ STRM \ Non-Standard \ J. Rivers\T.Courtade 792231359000 \ DW000B00961592D7FB26

COMPLIANCE CERTIFICATE

To:          JPMorgan Chase Bank, N.A.

This Compliance Certificate ("Certificate"), for the period ended____________________ , 20____________ , is furnished pursuant to that certain Credit Agreement dated as of October 26, 2022 (as amended, modified, renewed or extended from time to time, the "Agreement") among TANDY LEATHER FACTORY, INC. (the "Borrower"), and JPMorgan Chase Bank, N.A. (the "Bank"). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.          I am the________________________of the Borrower and I am authorized to deliver this Certificate on behalf of the Borrower and its Subsidiaries;

2.          I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrower and its Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the "Relevant Period");

3.        The attached financial statements of the Borrower and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis consistent with the requirements of the Agreement, and (b) to the extent that the attached are not the Borrower’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.          The examinations described in paragraph 2 did not disclose and I have no knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a default or an event of default under the Agreement or any other Related Document during or at the end of the Relevant Period or as of the date of this Certificate, or which would, subject to the giving of notice or the lapse of time or both, constitute a default or event of default under the Agreement or any other Related Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in the accounting basis or in the application thereof that has occurred since the date of the annual financial statements delivered to the Bank in connection with the closing of the Agreement or subsequently delivered as required in the Agreement;

5.          I hereby certify that, except as set forth below, no Obligor has, if applicable, changed its (i) name, (ii) chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) state of incorporation or organization without having received the Bank’s prior written consent;

6.        Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

7.          Described below are the exceptions, if any, referred to in paragraph 4 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the accounting basis or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this________day of______________________,.

TANDY LEATHER FACTORY, INC.

By:

Name:

Title:

Compliance Certificate Form as of October 26, 2022

Schedule I to Compliance Certificate for TANDY LEATHER FACTORY, INC. Financial Covenants

Compliance as of________________, 20____________________ (the "Compliance Test Date") with Certain covenants contained in the Agreement and Supporting calculations attached hereto

5.2	Financial Covenants. Without the prior written consent of the Bank, the Borrower will not:

A.          Fixed Charge Coverage Ratio. Permit at any fiscal quarter end its Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

A) Net Income	$
plus income tax expense	$
plus amortization expense	$
plus depreciation expense	$
plus interest expense	$
minus 50% of depreciation expense	$
A TOTAL	$
B) scheduled principal payments made	$
plus scheduled capital lease payments made	$
plus interest expense paid	$
plus income tax expense paid	$
plus cash Distributions paid (excluding stock repurchases made by the Borrower during the period commencing September 30, 2021 and ending June 30, 2022)	$
B TOTAL	$
A Total / B Total = Fixed Charge Coverage Ratio		:1.00

As of the Compliance Test Date shown above, the Fixed Charge Coverage Ratio is________to 1.00

Compliance as of the Compliance Test Date shown above:          [ ] Yes          [ ] No